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                                                  EXHIBIT 10.54





                                                  Arthur B. Sims
                                                  CHAIRMAN AND
                                                  CHIEF EXECUTIVE OFFICER


September 26, 1997


Mr. Frank J. Spina
14913 Huntington Gate Dr.
Poway, CA 92064

Dear Frank:

We are pleased to offer you the position of Vice President, Chief Financial Officer of 3D Systems Corporation effective no later than November 17, 1997, reporting to the Chairman and Chief Executive Officer. The following lists the specifics of this offer:

          1. Your base annual salary will initially be $175,000. Our payroll is based on 26 pay periods per year; therefore, your base salary per pay period will be $6,730.77.

          2. You will also qualify for the 1998 Executive Incentive Compensation Plan, which will provide for a potential bonus of up to $87,500. The amount of the actual award will depend on the performance of the company and your achievement against personal objectives.

          3. Subject to approval of the Board of Directors, you will be issued an option to purchase 75,000 shares of common stock under our 1996 Stock Incentive Plan. The option will vest over a four-year period, 25% on each anniversary of the date of grant, with an exercise price equal to the market price on your first day of employment.

          4. You will receive a sign-on bonus of $30,000, refundable should you voluntarily resign within the first year of employment.

          5. Your work location will be the corporate headquarters in Valencia, California. You will be offered assistance in moving your family and household effects to the Valencia area. A description of the relocation assistance package is enclosed.



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Mr. Frank J. Spina
September 26, 1997
Page 2



          6. Your employment will be on an "at-will" basis. Should the company terminate your employment without just cause, you will be entitled to a severance benefit equal to six-months' base salary, provided that you execute a release agreement acceptable to the company. Of course, your employment may be terminated with just cause at any time without severance benefit.

          7. We will require your execution of the enclosed Employee Agreement Regarding Confidentiality, Noncompetition, Inventions and Trade Secrets.


Frank, on behalf of the directors and officers of the Company, I welcome you to the executive team and look forward to your contributions to maximizing 3D's prosperity over the coming years. If this offer is agreeable to you, please accept in the space provided below and return a copy to me by October 3. Our offer and your acceptance will, of course, be a confidential matter between us until the date of your actual employment.

Sincerely,

/s/ Art

Arthur B. Sims


Copy:     Richard D. Balanson



ACCEPTED:


/s/ Frank J. Spina            10/1/97
---------------------------------------
Frank J. Spina                    Date


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                               3D SYSTEMS CORPORATION
                               Relocation Assistance

                                   Frank J. Spina



      1. Commission expense of up to 6% relating to selling home in Poway, CA, plus selling costs such as escrow fees, title policy, documentary stamps, and recording fees, not to exceed $2,500. Selling costs not included are mortgage interest and property tax prorations.

     2. Transportation and temporary living costs of lodging and meals in the Valencia area, not to exceed $10,000, plus storage of household effects for up to 2 months.

     3. Usual and customary closing costs (excluding mortgage interest and property tax prorations, repairs and the like) related to the purchase of a home. 3D will pay loan fees up to 2% of the mortgage value.

     4. Moving and packing and unpacking of all household effects including fragile packaging using special material, plus the cost of insurance coverage.

     5. Miscellaneous out-of-pocket expenses, up to a maximum of $5,000.

     6. Taxable relocation reimbursements will be grossed-up to offset your state and federal income tax liabilities. The gross-up will be limited to three "bumps" and will be subject to review of your tax returns for 1997 and/or 1998.

     7. Any expenses incurred in excess of the above will be your responsibility. Please be aware that the amounts paid to you by 3D will be included in your gross wages and subject to state and federal income taxes. (See paragraph 6, above.)

     8. Should you resign from the company or be discharged for cause within one year from the date of receipt of the Relocation Assistance, the moneys received thereunder would be refundable to the company and you agree to repay 3D in full.